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                                                                  Exhibit (a)(5)

                                                     LITTLE SWITZERLAND, INC.
                                                     161-B Crown Bay
                                                     St. Thomas, U.S.V.I.  00802

                                                     September 18, 2002

Dear Stockholder:

         On August 15, 2002, Tiffany & Co. ("Tiffany"), through an indirect, wholly owned subsidiary, commenced a tender offer to acquire all of the issued and outstanding shares of common stock of Little Switzerland, Inc. (the "Company") not currently owned by it or its subsidiaries at a price of $2.40 per share in cash.

         On August 29, 2002, the Company filed with the Securities and Exchange Commission (the "SEC") and mailed to you a Solicitation/Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") concerning the tender offer. In a letter to the Company, dated September 4, 2002, the SEC requested that the Company make certain revisions to the Schedule 14D-9 and file with the SEC a Transaction Statement on
Schedule 13E-3 (the "Schedule 13E-3"). On September 12, 2002, Tiffany filed documents with the SEC disclosing that it had extended the expiration date of the tender offer until September 27, 2002.

         On September 16, 2002, the Company filed with the SEC Amendment No. 1 to the Schedule 14D-9 along with the Schedule 13E-3. In a letter to the Company, dated September 16, 2002, the SEC requested that the Company make further revisions to the Schedule 14D-9 and Schedule 13E-3. On or about September 18, 2002, the Company filed with the SEC Amendment No. 2 to the
Schedule 14D-9 and Amendment No. 1 to the Schedule 13E-3. The Schedule 14D-9, as amended to date, is included in this package. Other than the extension of the expiration date of the tender offer as described above, as of September 18, 2002, the Company is not aware of any changes made by Tiffany to the terms of the tender offer since the commencement of the tender offer.

                                                 Sincerely,

                                                 RICHARD SASSO
                                                 MEMBER OF THE SPECIAL COMMITTEE
                                                 OF THE BOARD OF DIRECTORS